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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated June 18, 1993 (except with respect to the matter discussed in Note 19 as to which the date is July 1, 1993) included in this Annual Report on Form 10-K for the year ended September 30, 1994 into Sterling Software, Inc.'s previously filed Registration Statements on Form S-3 (File No. 33-2644, No. 33-13490, No. 33-32699, No. 33-35433, No. 33-48553, No. 33-55954, No. 33-57428,
No. 33-71706, No. 33-53831, No. 33-53837, No. 33-54961, No. 33-56685, No.
33-56683, No. 33-56677 and No. 33-56679) and on Form S-8 (File No. 33-65402, No.
33-69926, No. 33-47131, No. 33-13532, No. 33-8828, No. 2-95215, No. 2-95216, No.
33-53833 and No. 33-56681).

                                            Arthur Andersen LLP


Washington, D.C.,
December 1, 1994